UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549

                              FORM 15

   Certification and Notice of Termination of Registration under
       Section 12(g) of the Securities Exchange Act of 1934
                                 or
   Suspension of Duty to File Reports Under Sections 13 and 15(d)
               of the Securities Exchange Act of 1934.

                 Commission file number:   0-11058

                 BURGER KING LIMITED PARTNERSHIP I
      (Exact name of registrant as specified in its charter)


   3 World Financial Center, 29th Floor, New York, NY 10285-2900,
               (212) 526-3237, Attn: Andre Anderson
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                   Limited Partnership Interests
     (Title of each class of securities covered by this Form)


(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule   12g-4(a)(1)(i)  [X]          Rule   12h-3(b)(1)(i)
    Rule   12g-4(a)(1)(ii)              Rule   12h-3(b)(1)(ii)
    Rule   12g-4(a)(2)(i)               Rule   12h-3(b)(2)(i)
    Rule   12g-4(a)(2)(ii)              Rule   12h-3(b)(2)(ii)
    Rule   15d-6

Appropriate  number of holders of record as of the certification
or notice date:   0

Pursuant to the requirements of the Securities Exchange  Act  of
1934,   Burger   King  Limited  Partnership  I  has   caused   this
certification/notice to be signed on its behalf by the undersigned duly authorized person.

                              Burger King Limited Partnership I

Date:  February 25, 1998      By:   BK I Realty Inc.
                                    General Partner


                                    /s/ Kenneth F. Boyle
                              By:   Kenneth F. Boyle
                                    President,  Director  and
                                    Chief Financial Officer